NAC RE CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                              Year Ended December 31,
                                              ----------------------------------------------------
                                                1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   --------
Earnings:

Operating income before  income taxes         $117,882   $122,830   $ 89,036   $ 78,821   $ 42,290
                                              --------   --------   --------   --------   --------

Add back fixed charges:

Interest expense                                21,371     21,390     21,976     15,381     14,196
Amortization of related debt expenses              345        345        346        267        258
Assumed interest component of rent expenses      1,622      1,551      1,311      1,235      1,099
                                              --------   --------   --------   --------   --------
  Total fixed charges                           23,338     23,286     23,633     16,883     15,553
                                              --------   --------   --------   --------   --------
Adjusted earnings                             $141,220   $146,116   $112,669   $ 95,704   $ 57,843
                                              ========   ========   ========   ========   ========

Ratio of earnings to fixed charges            6.1 to 1   6.3 to 1   4.8 to 1   5.7 to 1   3.7 to 1
                                              ========   ========   ========   ========   ========
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